EXHIBIT 10.5
TRANSITION SERVICES AGREEMENT
KINGSWAY FINANCIAL SERVICES INC. and AMERICAN INSURANCE ACQUISITION INC.
December 31, 2010

THIS Transition Services Agreement dated December 31, 2010 and effective as of the Closing Date (as defined herein below).
BETWEEN:
KINGSWAY FINANCIAL SERVICES INC., a corporation existing under the laws of the State of Delaware
(the “KFS”)
‑ and ‑
AMERICAN INSURANCE ACQUISITION INC., a corporation existing under the laws of the State of Delaware
("AIAI")
(each a “Party” and collectively, the “Parties”)
RECITALS:

A.
JJR VI Acquisition Corp., Atlas Acquisition Corp., KFS and AIAI have entered into an agreement and plan of merger dated December 14, 2010 (the “Merger Agreement”), upon the completion of which AIAI, American Country Insurance Company ("ACIC") and American Service Insurance Company, Inc. ("ASI" and collectively with ACIC and AIAI, the "Companies") will become wholly-owned subsidiaries of the Atlas, on and subject to the terms and conditions set out in the Merger Agreement.

B.
As a condition to Closing (as defined in the Merger Agreement), KFS and AIAI have agreed to enter into this Agreement, pursuant to which KFS and its Affiliates (as defined in the Merger Agreement) shall provide certain transition services to AIAI and its Affiliates and/or AIAI and its Affiliates shall provide certain transition services to KFS and its Affiliates, after Closing.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:
ARTICLE I INTERPRETATION

1.	Definitions.
In this Agreement, the following terms have the following meanings:
“Agreement” means this Transition Services Agreement and all Schedules attached hereto.
“AIAI Information Systems” shall mean all AIAI Software, domain names, hardware, telecommunications, network connections, peripherals and other communication and technology infrastructure of the Companies used by Kingsway, or on behalf of Kingsway, in the Ordinary Course prior to Closing.

“AIAI Intellectual Property” means all Intellectual Property rights used by, or on behalf of Kingsway, in the Ordinary Course prior to Closing, that is owned or licensed by any of the Companies.
“AIAI Services” has the meaning specified in Section 4.2.
“AIAI Software” means all software owned or used by the Companies in the Ordinary Course, including all computer programs, operating systems, applications, websites, website content, interfaces, applets, scripts, macros, firmware, middleware, development tools and other software code, whether in object code, source code or other format or in SQL, HyperText Markup Language, XML or other language.
“Business” means the property and casualty insurance business carried on by the Companies as of the date hereof.
“Claims” has the meaning specified in Section 13.2.
“Closing” has the meaning specified in the Merger Agreement.
“Closing Date” has the meaning specified in the Merger Agreement.
“Change Request” has the meaning specified in Section 5.1(a).
“Confidential Information” has the meaning specified in Section 10.1(a).
“Consent Fee” has the meaning specified in Section 7.2(b).
“Developed Company IP” has the meaning specified in Section 11.2(b).
“Developed Kingway IP” has the meaning specified in Section 11.2(b).
“Force Majeure Event” has the meaning specified in Section 7.3.
“Kingsway” shall mean KFS and its Affiliates, excluding the Companies.
“Kingsway Insurance Information Systems” shall mean all Kingsway Software, domain names, hardware, telecommunications, network connections, peripherals and other communication and technology infrastructure of Kingsway used by the Companies, or on behalf of the Companies, in the Ordinary Course prior to Closing.
“Kingsway Intellectual Property” means all Intellectual Property rights used by, or on behalf of the Companies, in the Ordinary Course prior to Closing, that is owned or licensed by Kingsway.
“Kingsway Services” has the meaning specified in Section 3.2.
“Kingsway Software” means all software owned or used by Kingsway in the Ordinary Course, including all computer programs, operating systems, applications, websites, website content, interfaces, applets, scripts, macros, firmware, middleware, development tools and other software code, whether in object code, source code or other format or in SQL, HyperText Markup Language, XML or other language.
“Merger Agreement” has the meaning specified in the Recitals to this Agreement.
“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person or its business, as the case may be, and is taken in the ordinary course of the normal day-to-day operations of the Person or its business, as the case may be.
“Performing Party” has the meaning specified in Section 5.1(a).
“Performing Party Systems” has the meaning specified in Section 9.3(a).
“Recipient Party” has the meaning specified in Section 5.1(a).

“Recipient Party Personnel” has the meaning specified in Section 9.3(a).
“Representatives” has the meaning specified in Section 10.1(b).
“Service Fees” has the meaning specified in Section 8.1(a).
“Services” means the AIAI Services or the Kingsway Services, as applicable.
“Term” has the meaning specified in Section 2.1.
“Termination Fee” has the meaning specified in Section 5.2(c).
“Termination Fee Approval” has the meaning specified in Section 5.2(c).
“Third Party Consent” means a license, consent, approval or waiver from a third party (including the Department of Insurance for the State of Illinois) that is required in order to perform a Service.
Defined terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

2.	Gender and Number.
Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

3.	Certain Phrases and Calculation of Time.
In this Agreement: (i) the words “including” and “includes” mean “including (or includes) without limitation”; and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day.
When calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

4.	Headings, etc.
The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

5.	References to the Schedules and Exhibits.
The Schedules and the Exhibits set out below form an integral part of this Agreement:

Schedule 3.2        -    Kingsway Services
Schedule 4.2        -    AIAI Services
Schedule 11.1        -    Personal Information

6.	Currency.
All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in United States currency.

7.	Statutory References.
Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute.

8.	No Presumption.
The Parties and their counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the

Parties. No presumption or burden of proof will arise in favour of any Party by virtue of the authorship of any provision of this Agreement.

9.	Governing Law.

(a)	This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the laws of the State of Illinois, without regard to conflict of law principles.

(b)	Each of the Parties irrevocably attorns and submits to the non‑exclusive jurisdiction of the courts of the State of Illinois and waives objection to the venue of any proceeding in such court.

ARTICLE II TERM

1.    Term
This Agreement shall commence on the Closing Date and shall continue until December 31, 2013 (the “Term”), unless extended or terminated earlier in accordance with the terms of this Agreement.
2.    Extension of Term
Prior to the expiration of the Term any Party may, on written notice to other Parties, elect to extend the Term on the same terms and conditions for further twelve (12) month periods, provided that unless otherwise agreed to in writing by the Parties the Term may not be renewed more than three (3) times in total.
ARTICLE III SERVICES TO BE PROVIDED BY KFS
1.     Provision of Services.
KFS agrees to provide certain transition services to AIAI to: (i) enable the uninterrupted operation of the Business following Closing; (ii) assist in an orderly transfer of the Companies as a result of the change of their ownership; and (iii) permit the Companies to obtain alternate sources of supply of services within a reasonable time after Closing. AIAI acknowledges that certain Kingsway Services are provided for a limited period of time, notwithstanding Section 2.1 or Section 2.2, as more particularly set forth and described in the Schedules hereto.

2.    Services to be Provided by KFS to AIAI.
Subject to the terms and conditions of this Agreement, KFS shall provide or shall an Affiliate to provide AIAI with the following transition services (collectively, the “Kingsway Services”):
(a)    accounting support services, as more particularly described in Schedule 3.2 (the “Kingsway Accounting Support Services”);
(b)     auto claims handling services and private passenger auto policy administration and underwriting support services as more particularly described in Schedule 3.2 (the “Kingsway Auto Policy Administration and Underwriting Support Services”);
(c)     those services and the use of Kingsway Insurance Information Systems in support of the Business as set forth on Schedule 3.2 attached hereto (the “Kingsway IT Services”);
(d)     tax return services as more particularly described in Schedule 3.2 (the "Kingsway Tax Return Services").

The Parties acknowledge that Schedule 3.2 contemplates that certain of the Kingsway Services will be set out and described in certain additional agreements or amendments to this Agreement (collectively the “Kingsway Service Amendments”). The Parties agree to use commercially reasonable efforts in good faith to expeditiously negotiate and enter into all Kingsway Service Amendments, subject to the terms of Section 7.2.
3.    License of Kingsway Intellectual Property.
(a)     Kingsway hereby grants to AIAI, until such time as all personal lines business written by the Companies prior to Closing has expired and not been renewed and any retention period for records relating to such business has expired under applicable law, a royalty-free, non-transferable and non-exclusive licence to use in the operation of the Business any Kingsway Intellectual Property that is, and Kingsway Insurance Information Systems that are: (i) used by the Companies prior to Closing; and (ii) necessary to the receive the Kingsway Services; provided, however, that AIAI hereby agrees to be bound and to cause the Companies to be bound by all existing restrictions, obligations and conditions that currently exist or relate to the Kingsway Intellectual Property and Kingsway Insurance Information Systems and such restrictions, obligations and conditions will apply to AIAI and/or the Companies, mutatis mutandis.

until such time as the minimum retention period for such records has expired under applicable law
(b)     For greater certainty, but subject to its obligations to provide the Kingsway Services hereunder, such license of Kingsway Intellectual Property and/or Kingsway Insurance Information Systems shall not, and shall not be deemed to: (i) prohibit KFS or its Affiliates from freely using or licensing (on a non-exclusive basis) any of the Kingsway Intellectual Property or Kingsway Insurance Information Systems; or (ii) prohibit KFS or its Affiliates from transferring any of the Kingsway Intellectual Property or Kingsway Insurance Information Systems provided that the transferee assumes KFS's obligations under this Agreement in respect of the transferred asset.

ARTICLE IV SERVICES TO BE PROVIDED BY AIAI TO KFS

1.    Provision of Services.
AIAI agrees to provide certain transition services to KFS to: (i) enable the uninterrupted operation of KFS' business following Closing; and (ii) permit KFS to obtain alternate sources of supply of services within a reasonable time after Closing.

2.    Services to be Provided by AIAI to KFS.
Subject to the terms and conditions of this Agreement, AIAI shall provide or shall cause an Affiliate to provide KFS with the following transition services (collectively, the “AIAI Services”):
(a)     accounting support services, as more particularly described in Schedule 4.2 (the “AIAI Accounting Support Services”);
(b)    auto claims handling services and commercial auto policy administration and underwriting support services as more particularly described in Schedule 4.2 (the “AIAI Claims Handling Services”);
(c)    personnel and payroll records support services as more particularly described in Schedule 4.2 (the “AIAI Personnel and Payroll Support Services”);
(d)     information technology services, as more particularly described in Schedule 4.2 (the “AIAI IT Services”);
(e)    tax return services as more particularly described in Schedule 4.2 (the "AIAI Tax Return Services"); and
(f)    additional tax services as more particularly described in Schedule 4.2 (the "AIAI Additional Tax Services").

The Parties acknowledge that Schedule 4.2 contemplates that certain of the AIAI Services will be set out and described in certain additional agreements or amendments to this Agreement (collectively the “AIAI Service Amendments”). The Parties agree to use commercially reasonable efforts in good faith to expeditiously negotiate and enter into all of the AIAI Service Amendments, subject to the terms of Section 7.2.
3.    License of AIAI Intellectual Property.
(a)    AIAI hereby grants and agrees to cause the Companies to grant to KFS, during the Term, a royalty-free, non-transferable and non-exclusive licence to use in the operations of KFS' business any AIAI Intellectual Property that is, and AIAI Information Systems that are: (i) used by Kingsway prior to Closing; and (ii) necessary to receive the AIAI Services; provided, however, KFS, hereby agrees to be bound by all existing restrictions, obligations and conditions that currently exist or relate to the AIAI Intellectual Property and AIAI Information Systems and such restrictions, obligations and conditions will apply to KFS, mutatis mutandis.

(b)    For greater certainty, but subject to its obligations to provide or cause the provision of the AIAI Services hereunder, such license of AIAI Intellectual Property and AIAI Information Systems shall not, and shall not be deemed to: (i) prohibit AIAI and its Affiliates from freely using, or licensing (on a non-exclusive basis) any of the AIAI Intellectual Property or AIAI Information Systems; or (ii) prohibit AIAI and/or the Companies and their Affiliates from transferring any of the AIAI Intellectual Property or AIAI Information Systems provided that the transferee assumes AIAI's and/or the Companies' obligations under this Agreement in respect of the transferred asset.

ARTICLE V SERVICE CHANGES

1.    Service Change Requests.
(a)     During the Term, any Party, in its capacity as a recipient of Services (a “Recipient Party”) may provide written notice (a “Change Request”) to any other Party, in its capacity as a provider of Services (a “Performing Party”) to request a modification to the nature or scope of the Services (including the addition of new services that are not already part of the Services to be performed by the Performing Party).
(b)    The applicable Parties agree to co‑operate and to use commercially reasonable efforts to negotiate an agreement on a Change Request (including any incidental changes to the Service Fees), on terms and conditions that are acceptable to such Parties, acting reasonably. However, such Parties acknowledge and agree that they may not reach an acceptable agreement with respect to a given Change Request and in such event, the Performing Party shall have no liability or obligation to the Recipient Party in respect of such Change Request.
(c)    The applicable Schedules shall be amended accordingly to reflect any Change Request agreed upon by such Parties. For greater certainty, it is acknowledged that the Recipient Party bears the costs of preparing any Change Request and any additional costs incurred by a Performing Party to make or implement changes to the Services in response to a Change Request shall be the sole responsibility of the Recipient Party and such additional costs shall be payable in addition to the Service Fees provided for herein.

2.    Termination of Particular Services.
(a)    A Recipient Party may terminate its receipt of Services prior to the expiration of the Term subject to and in accordance with the terms of this Section 5.2.
(b)    A Recipient Party shall provide not less than thirty (30) days prior written notice to a Performing Party of its intent to terminate a particular Service during the Term of this Agreement. Any partial termination notice delivered shall specify in detail: (i) the Service or Services to be terminated; and (ii) the effective date(s) of such termination.
(c)    Unless the applicable Parties agree in writing to the contrary, a particular Service may only be terminated in whole, not in part or subcomponent. Any termination of a particular Service shall be final, and the Service Fees payable by the Recipient Party with respect to such terminated Service shall be appropriately pro‑rated to the effective date of termination. If the termination of a Service prior to the expiration of the Term requires the payment of any fee, cost or expense of a similar nature to a third party (a “Termination Fee”), the Performing Party shall have no obligation to terminate such Service, unless the Recipient Party approves in advance such Termination Fee in writing (a “Termination Fee Approval”). If the Termination Fee Approval is granted and the Termination Fee is paid by the Performing Party, the Termination Fee shall be invoiced (without markup) to and payable by the Recipient Party pursuant to Article VIII of this Agreement.

ARTICLE VI SERVICE STANDARDS

1.    Service Standards and Level of Service for the Services.
(a)    Subject to Section 6.1(b), each of the Parties, in its capacity as a Performing Party, shall:

(i)	provide the Services in a workmanlike manner and at a level of quality that is reasonable under the circumstances;

(ii)	provide the Services to a Recipient Party on substantially the same basis as was provided to such Recipient Party prior to Closing, including substantially similar levels of service; and

(iii)	provide the Services at a level of responsiveness and diligence substantially similar to that provided to a Recipient Party prior to Closing.
(b)     Each of the Parties, in its capacity as a Recipient Party, acknowledges and agrees that a Performing Party is not a professional service provider of the Services to third parties (in particular with respect to the Kingsway Insurance Information Systems or the AIAI Information Systems, as the case may be) and as a result, such Performing Party may not be able to meet normal industry service levels or standards associated with such Services. Accordingly, each of the Parties, in its capacity as a Performing Party, shall use commercially reasonable efforts to provide such Services to a Recipient Party and allow each of the Parties the right to audit such Services.
(c)    The obligations of a Performing Party to provide the Services in accordance with the standards set forth in this Article shall be subject to:

(i)
a Recipient Party ensuring that the physical and technical environments at the facilities of such Recipient Party, to the extent such physical and technical environments are within the control of such Recipient Party and related to the Performing Party's provision, or such Receiving Party's receipt of the Services, are at least equivalent to those present at such Party's premises on the Closing Date; and

(ii)	a Recipient Party ensuring that nothing within its reasonable control prevents the Performing Party from providing the Services set out herein.

2.    Subcontracting.

A Performing Party may, in its sole discretion and without any written notice to a Recipient Party, engage its Affiliates and/or one or more third parties to provide some or all of the Services which such Performing Party is obligated to provide under this Agreement. In the event a Performing Party, so engages its Affiliates, or any such third parties, such Performing Party shall remain responsible for ensuring the performance of the subcontracted Services by the subcontractor in accordance with the applicable standards set forth in this Agreement and for the indemnification obligations of such Performing Party set forth in Article XIII. No subcontracting of any Services shall relieve a Performing Party of its obligations under this Agreement with respect to such Services.
3.    Co‑operation.
(a)     Each Party shall, and shall cause its Affiliates and third party subcontractors to, co‑operate to the extent necessary or appropriate to facilitate the performance of the Services in accordance with the terms of this Agreement. Without limiting the foregoing, to the extent that an employee of a Performing Party who was transferred to a Recipient Party in connection with the transactions contemplated by the Merger Agreement and who was engaged, prior to Closing, in providing, co‑ordinating or assisting with the Services to such Recipient Party, such Recipient Party shall cause such transferred employee (or reasonably qualified substitutes) to continue to provide, co‑ordinate or assist with the Services throughout the Term at a level and in a manner at least equivalent in all material respects with such transferred employee's engagement prior to Closing.
(b)     Each Party shall, at all reasonable times under the circumstances, make available to the other Parties properly authorized personnel for the purpose of consultation and decision, and as may otherwise be reasonably necessary in the performance and receipt of the Services.
(c)Each Party shall provide access to their respective facilities, information systems and equipment as appropriate in connection with the provision of the Services subject to their respective physical security procedures and subject to any obligations or limitations imposed by Articles IX and X of this Agreement.
(d)Each Party may change at any time: (i) its physical security procedures; or (ii) the location from which it provides any Service; provided that the Parties shall remain responsible for the performance of the Services in accordance with the terms of this Agreement.

4.    Books and Records.
Each Party shall maintain or cause to be maintained, in accordance with applicable Laws and its document retention policies (including policies relating to backup computer files and maintaining facilities and procedures for safekeeping and retaining documents), books and records of all transactions pertaining to the performance or receipt (as applicable) of the Services. Access to such books and records by any Party shall, to the extent not prohibited by applicable Laws, be made available for audit or other purposes: (a) upon reasonable prior written notice and during regular business hours, through its employees and representatives; (b) at the requesting Party's sole cost and expense and may not unreasonably interfere with the other Party's or any of its Affiliates' business operations and; (c) subject to the physical security procedures of the Party and its Affiliates who are the subject of such request. Notwithstanding the foregoing, the Parties and any third party subcontractor providing Services under this Agreement shall have access to such books and records as necessary or reasonably required to provide the Services in accordance with the terms of this Agreement.
ARTICLE VII    LIMITATIONS
1.    General Limitations.
(a)    KFS shall have no obligation under this Agreement to provide services or support in support of any business or operations of the Companies other than in support of the Business as set forth on Schedule 3.2. In no event, shall KFS be obligated to provide any Services to the Companies if they cease to be wholly owned subsidiaries of Atlas.
(b)    In no event shall any Party be obligated hereunder to maintain the employment of any specific employee during the Term; provided that each Party shall remain responsible for the performance of the Services in accordance with the terms of this Agreement.

2.    Third Party Consents and Terms; Compliance with applicable law.
(a)    Each Party warrants that it has as of the Closing Date obtained, or reasonably expects to receive promptly thereafter, all Third Party Consents that are necessary in order for it to provide the Services to the other Parties.
(b)     In the event that any third party vendor requires the payment of a fee or other charge to permit a Performing Party to provide Services to a Recipient Party (“Consent Fee”), then the Recipient Party agrees it shall pay or reimburse the Performing Party all such Consent Fees in full upon receipt of an invoice for same.
(c)     Notwithstanding Section (a), if any Third Party Consent has not or is not obtained, on or before the

Closing Date, KFS and AIAI will use commercially reasonable efforts to identify, and shall cooperate with each other in achieving, a reasonable alternative arrangement with a view to continue to operate their respective businesses with as minimal interference to their respective business operations as is reasonable until such Third Party Consent is obtained or until such other reasonable alternative arrangement is concluded; provided that no Party shall be responsible or liable to the other Parties hereunder to the extent that any failure or inability to obtain any Third Party Consent restricts, limits, impedes or otherwise prevents the performance by a Party of its obligations hereunder.
(d)    Each Party acknowledges and agrees that any Services provided by a Performing Party and its Affiliates through third parties or by using third party intellectual property are subject to the terms and conditions of any applicable agreements between such Performing Party or its Affiliates and such third parties, as well as compliance with applicable Laws. Each Party agrees to comply, and to cause its Affiliates to comply, with the terms and conditions of any such applicable third party agreements in connection with the provision or receipt (as applicable) of the Services.

3.    Force Majeure.
In the event that a Party or its Affiliates or any third party subcontractor is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (including acts of God, acts of nature, acts, decrees or orders of governmental, regulatory or military authorities, fire, explosion, accident, embargoes, epidemics, war, acts of terrorism, nuclear disaster, civil unrest and/or riots or disruption of Internet access as a result of any virus, worm, Trojan horse, etc.) (any of the foregoing or similar type of event, a “Force Majeure Event”), (a) such Party shall not be obligated to deliver the affected Services during such period, (b) a Recipient Party shall not be obligated to pay for any Services not delivered during such period except for any Consent Fees or Termination Fees (as defined herein), and (c) the applicable Term shall not be tolled during or extended for all or part of such period; provided that nothing in this Section 7.3 shall alter, suspend or limit the payment obligations of any Party under this Agreement for Services previously provided.
ARTICLE VIII PAYMENT
1.    Fees Payable by the Parties.
(a)    The fee, rate or amount to be charged for the Services (the “Service Fees”) shall be:

(i)	in the case of the Kingsway Services, as set forth in the applicable Schedules attached hereto; and;

(ii)	in the case of the AIAI Services, as set forth in the applicable Schedules attached hereto.
(b)    For greater certainty, in no event shall KFS be responsible for, and AIAI or the Companies shall be solely responsible for, any costs or expenses relating to any hardware, software or technical devices and related accessories thereto required to be purchased to complete the orderly transfer of the Companies as a result of the change of ownership and to enable the uninterrupted operation of the Business following Closing.
2.    Billing and Payment Terms.
(a)    Each Party shall invoice the other Parties following the end of a given calendar month for: (i) the Service Fees; (ii) the Termination Fees; and (iii) the Consent Fees, as applicable, incurred during such calendar month. Each Party shall pay all such invoices within thirty (30) Business Days after receipt thereof by wire transfer of immediately available funds, unless otherwise prescribed in a service agreement referenced in the schedules. Payments not made in accordance with the preceding sentence shall bear simple interest from and including the date such payment is due until, but excluding, the date of payment, at a monthly rate of 1.5% (18% per annum). All Service Fees, Termination Fees, Consent Fees and late payments shall be payable and remitted in United States dollars.
(b)    The amount of any Service Fees shall be prorated to the extent necessary on an invoice to reflect the portion of the specified time period for which the Services were actually rendered vis a vis the applicable month, unless otherwise prescribed in a service agreement referenced in the schedules.
(c)    If all or a component of a Service is provided by a third party and the invoice in respect thereof is bundled with items unrelated to the subject matter of this Agreement, the Service Fee in respect of such Service shall only reflect the dollar amount appropriately allocated to such Service.
3.     Taxes.
Each Party shall reimburse the other Parties for any sales, use, gross income, gross receipts or other similar taxes imposed by or withheld on behalf of any provincial or local taxing authority with respect to any payment made by a Party to the other Parties pursuant to this Agreement, except for taxes based or imposed on or measured in whole or in part by net income or net worth, or a tax imposed in lieu thereof, including any provincial business and occupational tax liability imposed on the Party or its Affiliates providing Services. Amounts to be reimbursed in respect of such taxes shall be separately reflected on the relevant invoice.
ARTICLE IX ACCESS AND SECURITY
1.    Security Level; Additional Security Measures.
Each of the Parties and its Affiliates may take physical or information security measures: (a) that affect the manner in which the Services are provided to maintain such Party's or its Affiliates' current level (or, if greater, an industry‑standard level) of physical and electronic security (including data security and data privacy) during the Term; and (b) that address any new security‑related issues, including compliance with applicable Laws related to security and issues related to new technologies or threats. Each of the Parties shall provide the other Parties reasonable, prior written notice of any such physical or information security measures that are material to such Party's delivery of the Services. Each of the Parties shall, at a requesting Party's cost and expense, provide all assistance reasonably requested by such Party or its Affiliates in connection with such security measures.
2.    Security Breaches.
In the event of a security breach that relates to the Services, each of the Parties providing such Services shall, subject to any applicable Laws, co-operate with the Parties receiving such Services regarding the timing and manner of: (a) notifications to their respective customers, potential customers, employees and/or agents concerning a breach or threatened breach of security; and (b) disclosures to appropriate Governmental Authorities.
3.    Systems Security.
(a)    If a Recipient Party, its Affiliates, any of their respective personnel or any personnel of any third party retained by such Party or its Affiliates and any authorized agent, auditor or Governmental Authority (collectively, the “Recipient Party Personnel”) is given access by a Performing Party or its Affiliates to: (i) information systems, including any computer systems or software and data stored therein, of the Performing Party or its Affiliates or (collectively, the “Performing Party Systems”), the Recipient Party Personnel shall comply with all of such Performing Party's and its Affiliates' information system security policies, procedures and requirements applicable in accessing and using the Performing Party Systems, and shall not tamper with, compromise or circumvent any security or audit measures employed by such Performing Party or its Affiliates.
(b)    Information pertaining to AIAI and its Affiliates and to KFS and its Affiliates will be logically segregated throughout the Term of this Agreement. AIAI and KFS will bear equally any and all labour costs associated with such segregation of information. However, all other costs related to the segregation of information, including, but not limited to, costs for any new hardware, software or technical devices and accessories related thereto such as a storage area network required to achieve such separation of information, will be for the account of the applicable Recipient Party.
(c)    Each of the Parties shall ensure that only those of their respective personnel who are specifically authorized by another Party to have access to its information systems, obtain such access and shall prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including: (i) notifying their respective personnel regarding the restrictions set forth in this Agreement and any changes in such Party's information security policies; and (ii) establishing appropriate policies designed to monitor compliance with and effectively enforce such restrictions.
(d)    The personnel of a Party shall access and use only those information systems of another Party, and only such data and information within those information systems to which such given personnel has been granted the right to access and use under this Agreement. Each of the Parties shall have the right to deny access to its information systems to personnel of the other Parties, after prior written notice, in the event a Party reasonably believes that such personnel pose a demonstrable security concern. If, at any time, a Party determines: (i) that any personnel of another Party has sought to circumvent, or has circumvented, such Party's information security policies; or (ii) that any unauthorized personnel of another Party has accessed such Party's information systems or (iii) that any personnel of another Party has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such Party shall be permitted to immediately terminate access to its information systems by any such personnel and shall promptly notify in writing the applicable Party of the name of such personnel and the circumstances surrounding such breach.
(e)    All user identification numbers and passwords of a Party disclosed to the other Parties, and any information obtained by a Party from access to and use of the other Parties' information systems, shall be deemed Confidential Information (as defined herein) of the disclosing Party.
(f)    Each of the Parties shall co-operate with the other Parties in investigating any apparent unauthorized access to another Party's information systems or any apparent unauthorized release of Confidential Information. Each of the Parties shall promptly notify the other Parties in writing: (i) if such Party has revoked access by any personnel to its own information systems if such personnel also has access to another Party's information systems; and (ii) once any personnel of such Party no longer has a need to access the information systems of another Party so that the applicable Parties can revoke such personnel's access to their information systems.

ARTICLE X    CONFIDENTIALITY
1.    Confidential Information.
As used in this Agreement, Confidential Information is defined as follows:

(a)    “Confidential Information” means information owned by or concerning a disclosing Party or its Affiliates (including information disclosed in the course of performance or negotiation of this Agreement and the terms of this Agreement) that is not generally known to the public, except for:

(i)
information that is or becomes publicly available (other than through disclosure by a receiving Party, its Affiliates or any third party retained by a receiving Party), from and after the date of public availability; or

(ii)
information disclosed to a receiving Party by a third party not known to be bound by any confidentiality agreement with a disclosing party or its Affiliates; provided that (A) under the circumstances of disclosure, the receiving Party does not owe a duty of non‑disclosure to such third party and (B) the disclosure by such third party is not otherwise unlawful.

(b)    Each Party shall not, and shall cause their respective Affiliates and each of their and their Affiliates' directors, officers, employees, vendors, representatives and agents (“Representatives”) not to, disclose to any other Person or use, except for purposes of this Agreement (and only in accordance with applicable Laws), any information that is Confidential Information of another Party respectively, provided that each Party may disclose Confidential Information: (i) to its Representatives on a need‑to‑know basis in connection with the performance of such Party's obligations under this Agreement; (ii) in a regulatory filing if required to be included therein under applicable Laws or, subject to Section 10.1(c) hereof, in response to any summons, subpoena or other legal process or formal or informal investigative demand issued by a Governmental Authority to such Party or its Representatives in the course of any litigation, investigation or administrative proceeding; or (iii) to as reasonably necessary enforce its rights and remedies under this Agreement.
(c)    In the event that a Party or any of their respective Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of another Party, such Party shall provide such other Party with prompt prior written notice of such requirement and shall use its reasonable best efforts to co-operate with such other Party (at such other Party's expense) to obtain a protective order or similar remedy to cause Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained or the other Party waives compliance with the provisions of this Section 10.1(c) and Section 10.1(e) of this Agreement, such Person shall furnish only that portion of Confidential Information of the other Party that has been legally compelled, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such disclosed Confidential Information.
(d)    Each Party shall comply with any and all applicable Laws including, without limitation, all laws relating to privacy.
(e)    Each Party shall, and shall cause its Representatives to, protect Confidential Information of the other Parties by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such Confidential Information as the Party uses to protect its own Confidential Information of a similar nature.
(f)    Each Party shall cause its Representatives to be bound by the same restrictions on use and disclosure of Confidential Information as set forth in this Article X.

ARTICLE XI DATA AND INTELLECTUAL PROPERTY
1.    Ownership of Data.
(a)    As between the Parties, AIAI and its Affiliates shall own all right, title and interest in and to all data generated for AIAI and its Affiliates by KFS, its Affiliates and/or KFS' subcontractors in performing the Kingsway Services, as applicable.
(b)    As between the Parties, KFS shall own all right, title and interest in and to all data generated for KFS, its Affiliates and/or the KFS' subcontractors by AIAI and its Affiliates in performing the AIAI Services.
(c)    Each Party shall be permitted access to its data at all times, which access shall not be unavailable or restricted or delayed (including in the case of any dispute) except as is expressly provided for in this Agreement. No Party shall (even in the event of a dispute between the Parties or upon the termination of the Agreement):

(i)	possess or assert any ownership right, encumbrance or similar right in or over another Party's data; or

(ii)	sell, disclose, copy, assign, lease, license or otherwise dispose of, or commercially exploit, any of another Party's data.
(d)    All data of a Recipient Party shall at all times be stored, processed and maintained by a Performing Party such that it is logically separated from the data and information of the other Parties and any other Person.

(e)    Each Recipient Party hereby grants to a Performing Party, during the Term, a limited, revocable, royalty-free, non-transferable and non-exclusive licence to use and process such Recipient Party's data solely as permitted by this Agreement and for the purposes of, and only to the extent necessary for, the provision of the Service to a Recipient Party.
(f)    Each Party shall comply with terms of Schedule 11.1(f).

2.    Ownership of Intellectual Property.
(a)    Except as otherwise expressly set forth herein, each of the Parties and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property.
(b)    Except as otherwise expressly agreed to in writing for any given Service, KFS shall solely and exclusively own all right, title and interest, including all Intellectual Property rights and any other intellectual or proprietary rights therein or thereto, throughout the world in and to all deliverables and materials created by KFS or its Affiliates or jointly with AIAI and its Affiliates (other than KFS) in any connection with the performance of the Services (collectively, “Developed Kingsway IP”), and AIAI and its Affiliates hereby irrevocably assign any and all right, title or interest they may have in Developed Kingsway IP to KFS and its Affiliates. AIAI and its Affiliates shall, without further consideration, execute any documents and take any other actions reasonably requested by KFS or its Affiliates to effectuate the purposes of this Section 11.2(b).

3.    Reservation of Rights.
Except as otherwise expressly set forth herein, no Party or any of its Affiliates shall have any rights or licenses, express or implied, with respect to any intellectual property, hardware or facility of another Party or any of its Affiliates. All rights and licenses not expressly granted in this Agreement are expressly reserved by the Parties and their Affiliates.

ARTICLE XII DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

1.    Disclaimer of Representations and Warranties.
EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE OTHER PARTIES DISCLAIM AND ACCEPT NO RESPONSIBILITY FOR ANY OTHER REPRESENTATIONS OR WARRANTIES OR CONDITIONS WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON‑INFRINGEMENT OF ANY SOFTWARE OR HARDWARE OR OTHER INTELLECTUAL PROPERTY PROVIDED HEREUNDER, AND ANY REPRESENTATIONS OR WARRANTIES OR CONDITIONS ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.
ARTICLE XIII INDEMNIFICATION; LIMITATION ON LIABILITY
1.    General.
(a)    Each of the Parties agrees that the other Party shall have no liability (whether direct or indirect and regardless of the legal theory advanced) to it or any Person asserting claims on behalf of or in right of it in connection with, relating to, or arising out of, this Agreement, except solely for indemnifiable claims under Section 13.2 and Section 13.3 of this Agreement, as applicable.
(b)    For purposes of this Article XIII, “material breach” shall mean in the case of a breach by: (A) a Performing Party and its Affiliates, resulting primarily from their gross negligence, bad faith or wilful misconduct in connection with the provision of the Services; (B) a Recipient Party, resulting primarily from its gross negligence, bad faith or wilful misconduct in connection with the receipt of the Services and fulfillment of the obligations hereunder, and including any failure to make a required payment obligation set out herein; and (C) a third party subcontractor providing Services on behalf of a Performing Party or its Affiliates resulting primarily from the third party subcontractor's gross negligence, bad faith or wilful misconduct in connection with the provision of any such Services; provided that nothing in this Article XIII shall alter, suspend or limit the obligations of the Parties for payment of the Service Fees in accordance with the terms of this Agreement.

2.    Indemnification of the Recipient Party.
Subject to the limitations set forth in the Merger Agreement, a Performing Party shall indemnify a Recipient Party against, any and all liabilities, losses, judgments, settlements, damages, costs, fees and expenses, including reasonable legal fees and expenses (collectively, “Claims”), that arise as a result of or in connection with or are otherwise attributable to a material breach by the Performing Party or any of its Affiliates, personnel or representatives of any provision of this Agreement . A Performing Party shall not be liable for any indirect or consequential changes that may be incurred by a Recipient Party.
3.    Indemnification of the Performing Party and its Affiliates.
Subject to the limitations set forth in the Merger Agreement, a Recipient Party shall indemnify a Performing Party and its Affiliates against any and all Claims that arise as a result of or in connection with or are otherwise attributable to: (a) a material breach by the Recipient Party or its Affiliates, personnel or representatives of any provision of this Agreement; or (b) any breach or non-compliance by the Recipient Party or its Affiliates of any third party license or agreement between a Performing Party (or its Affiliates) and a third party licensor or supplier of which the Recipient Party or its Affiliate is a beneficiary hereunder in its receipt of the Services.
4.    Indemnification Procedures.
In the event a Party has a Claim for indemnity against another Party under the terms of this Agreement, such Parties shall follow the procedures set forth in Article 13 of the Merger Agreement, except to the extent modified herein.
ARTICLE XIV TERMINATION
1.    Termination.

This Agreement may be terminated as follows:
(a)    by a Recipient Party pursuant to Section 5.2;
(b)    by KFS on ten (10) days notice to the AIAI Companies, in the event ACIC or ASI cease to be a wholly owned subsidiary of Atlas;
(c)    by any Party immediately in the event that any other Party has been adjudicated bankrupt, has failed to vacate an involuntary bankruptcy or reorganization petition within sixty (60) days of the date of such filing, files such a petition on a voluntary basis, fails to vacate the appointment of a receiver or trustee for it or for a substantial portion of its assets, makes an assignment for the benefit of such Party's creditors or ceases to do business as a going concern;
(d)    by any Party, upon written notice to the other Parties, in the event that KFS or AIAI is in material breach hereof or is in default of any of its material obligations hereunder or breaches any material provision of this Agreement and fails to remedy such default or breach within thirty (30) days of its receipt of such written notice.

2.    Effect of Termination.
Upon any termination or expiration of this Agreement:
(a)    upon request, each Party shall promptly return to the other Parties all tangible personal property and books, records or files owned by such other Parties and used in connection with the provision of each terminated Service that are in its or its Affiliates' possession or control as of the effective date of such termination, except a Party may retain one (1) copy set in order to comply with its regulatory obligations, which copy set shall be deemed Confidential Information of the Party who made such information available;
(b)    except for the license to use the Kingsway Insurance Information Systems and any related Kingsway Intellectual Property granted hereunder, all licenses granted hereunder shall terminate (inclusive of any rights and licenses to use any intellectual property or information systems of any other Party) as of the effective date of termination, other than the license to use the Kingsway Intellectual Property and Kingsway Insurance Information Systems granted hereunder, and each Party shall promptly (and in any event within thirty (30) days of the effective date of termination) return to the other Parties all technology and software of the other Parties made available to such Party hereunder or in connection herewith;
(c)    each Party shall promptly pay to the other Parties all undisputed amounts due and payable hereunder by such Party up to and including the effective date of termination;
(d)    each Party shall within thirty (30) days of the effective date of termination return to the other Parties all data of the other Parties in its possession or under its control. Following such return and at the other Parties' written direction, the returning Party shall erase or destroy any data of the other Parties remaining in its possession, or such portion of such data as the other Parties may direct and shall thereafter provide the other Parties with a written certificate confirming such erasure or destruction; and
(e)    Nothing in this Article XIV shall relieve the Parties from their liability for any breach or threatened breach of this Agreement. The provisions of Article VII, Article X, Article XI, Article XII, Article XIII, Section 3.3, this Section 14.2, Article XV and Article XVI, and the obligations of each Party under Article VIII to pay the Service Fees for Services furnished on and prior to the effective date of such termination and any Consent Fees, Termination

Fees or late payments, shall survive any termination hereunder.

ARTICLE XV DISPUTE RESOLUTION
1.     Disputes.
Any disputes, disagreements, controversies, questions or claims between the Parties, other than Excluded Disputes, relating to this Agreement or the Services provided hereunder or the Services Fees (a “Dispute”), shall be escalated in accordance with the following procedure. (a) If a Dispute cannot be resolved in the normal course, then the Dispute may be referred, at any time, by any party on written notice to the other Parties as follows: (i) for KFS to the President of KFS; and (ii) for AIAI to the President of AIAI. (b) The individuals identified in paragraph (a) shall mutually agree on the methods by which they shall attempt to resolve any Dispute, such as, for example, telephone and/or video conferences, email and fax communications and/or face to face meetings. No Dispute shall be considered resolved until the parties have agreed to the resolution in writing. (c) If the individuals identified in paragraph (b) cannot resolve a Dispute within a period of thirty (30) calendar days from the date on which it was referred as provided in paragraph (b), then any Party may upon notice to the others refer the Dispute to non-binding mediation for a one (1) day maximum session, to be held no later than sixty (60) calendar days after the date of the notice as provided above. Any such mediation shall: (i) be non-binding on the Parties; (ii) be conducted by a single mediator agreeable to each Party. Any mediator selected must be a suitably qualified, impartial Person who is experienced in commercial and contractual disputes involving services reasonably similar to the Services provided hereunder. If the Parties are unable to mutually agree upon a mediator, KFS and AIAI shall, within ten (10) Business Days following the referral of the matter to mediation, appoint a mediator selector with substantially the same expertise as required for the mediator, and the two mediator selectors so appointed shall appoint a third mediator who shall be the mediator; provided, however, that if only one of KFS or AIAI has chosen a mediator selector within such ten (10) Business Day period, that mediator selector shall be entitled to appoint the mediator. In the event that the mediator selectors are unable to mutually agree upon a mediator within ten (10) Business Days, any Party shall be entitled to apply to an Illinois court judge to select a mediator; (iii) be conducted in the English language in the city of Chicago, Illinois (unless otherwise agreed by the Parties) at such time and venue as the mediator may fix; (iv) be limited to no more than one (1) day unless the parties otherwise agree in writing; and (v) be held with each Party sharing equally the costs of the mediator and expenses relative to the mediation process. (d) No Dispute shall be considered resolved by mediation until the Parties have agreed to the resolution in writing. If the Dispute is not resolved within five (5) Business Days of the completion of the mediation described in paragraph (c), each Party shall be free to pursue its remedies in a court of competent jurisdiction as provided in Section 1.9. (e) Each Party shall pay its own costs, if any, associated with the process contemplated under paragraph (b) and the mediation contemplated under paragraph (c). All Disputes (and mediation) will be kept confidential to the full extent permitted by applicable Law. For the purposes of this Agreement “Excluded Disputes” are any disputes, disagreements, controversies, questions or Claims between the Parties relating to: (i) actual or alleged breaches or actual or alleged non-compliance by a Recipient Party of any third party licenses or service agreements between a Performing Party and a third party of which the Recipient Party or its Affiliates is a beneficiary (directly or indirectly) of receipt of the Services hereunder; (ii) any Party's data, Confidential Information or Intellectual Property; or (iii) actual or alleged infringement of any third party's intellectual property rights as a result of the performance of the Services.
ARTICLE XVI    MISCELLANEOUS

1.    Undertakings of the Parties; Breaches.
Each of the Parties agrees to perform, or cause to be performed, when due all obligations of its Affiliates under this Agreement. Each of the Parties agrees to be responsible for any breach or threatened breach of Article IX by any of its respective personnel or Article X by any of its respective representatives.
2.    Authority.
Each Party represents and warrants to the other Party hereto:
(a)    that it has the requisite power and authority to enter into and deliver this Agreement and to perform its obligations hereunder;
(b)    that the execution, delivery and performance of this Agreement have been duly and validly authorized by the requisite corporate action on the part of such Party and that no other corporate proceedings on the part of such Party are necessary to authorize the execution, delivery and performance of this Agreement; and
(c)    that this Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms and conditions.

3.    Relationship of the Parties.
(a)    The Parties and their respective representatives shall be deemed independent contractors for all purposes under this Agreement.
(b)    This Agreement shall not be deemed or construed to create the relationship of employer or employee, partnership or any type of joint venture relationship, between the Parties.
(c)    The Parties acknowledge and agree that the Parties are not providing legal, accounting or tax advice under this Agreement. Neither party shall be responsible for any action or failure to take any action relating to any Services provided hereunder. The Parties further acknowledge and agree that no fiduciary or other similar relationship is being created between the Parties relating to the Services provided under this Agreement.
(d)    Except as expressly set forth herein, no Party or representative of a Party shall have the authority to contract for or assume obligations of any nature in the name of another Party without that Party's prior written consent.

4.    No Offset.
None of the Parties shall have the right to offset or withhold any sums they may owe to the other Parties under this Agreement against any sums they may be entitled to receive under any provision of this Agreement, the Merger Agreement or otherwise.
5.    Sole Remedy.
The provisions of Articles XIII, XIV and XV hereof shall be the sole and exclusive remedies with respect to any breach or threatened breach of this Agreement.
6.    Amendment, Modification and Waiver.
(a)    Neither this Agreement nor any provision hereunder may be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the Parties.
(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under applicable Laws.

7.    Entire Agreement.
This Agreement (together with the Schedules and Exhibits attached hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the Parties with respect to the subject matter hereof.
8.    Severability.
Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
9.    Counterparts.
This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10.	Third Party Beneficiaries.
Except as set forth in Article XIII, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.	Binding Effect; Assignment.
Except as otherwise expressly set forth herein, neither this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any Party, in whole or in part, to any other Person by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other Parties hereto, and any attempt at same shall be null and void ab initio. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and the respective successors and permitted assigns.

12.	Descriptive Headings
The descriptive article and section headings contained herein and in the Schedules and Exhibits attached hereto are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

13.	Expenses.
Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

14.	Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (delivery of which is confirmed), by courier (delivery of which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties as follows:

(a)	to KFS at:
Kingsway Financial Services Inc.
150 Northwest Point Boulevard
Elk Grove Village, Illinois
60007
Attention:     President and CEO
Facsimile:     (847) 952-7079

(b)	to AIAI at:
American Insurance Acquisition Inc.
150 Northwest Point Boulevard
Elk Grove Village, IL 60007

Attention: Scott Wollney
Facsimile: (847) 228-2580

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. In no event shall the provision of notice pursuant to this Section 16.14 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

15.	Notice of Breach.
Each Party shall promptly notify in writing the other Parties of any breach or threatened breach of this Agreement or of any third party license agreement of which it becomes aware.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

KINGSWAY FINANCIAL SERVICES INC.
Per:	/s/ Larry G. Swets, Jr.
Name: Larry G. Swets, Jr.
Title: President & CEO
Per:	/s/ William A. Hickey, Jr.
Name: William A. Hickey Jr.
Title: Chief Operating Officer

AMERICAN INSURANCE ACQUISITION INC.
Per:	/s/ Scott D. Wollney
Name: Scott D. Wollney
Title: President & CEO

SCHEDULE 3.2
KINGSWAY SERVICES

(I)
Kingsway Accounting Support Services: KFS will provide under an Accounting Shared Services Agreement, support for GAAP and IFRS accounting for AIAI and certain U.S. Affiliates or subsidiaries on an ongoing basis until such time as it is mutually determined by both parties to be unnecessary. As consideration for this Service, AIAI or its U.S. Affiliate for whom Service is rendered will reimburse KFS or its subsidiary or Affiliate who performed the Service for actual costs, including but not limited to employee salaries and related expenses, incurred in providing this Service.

(II)
Kingsway Auto Policy Administration and Underwriting Support Services: KFS, or its U.S. Affiliates or subsidiaries, will provide under a Program Management Agreement to be incorporated in the future as Schedule 3.2(II), private passenger auto policy administration and underwriting support for ASI relating to business written prior to and after the Closing until such time as all private passenger auto policies are transitioned away from ASI either through renewal by Kingsway or an Affiliate or non-renewal. As consideration for this Service, KFS or its subsidiary or Affiliate who performed the Service will be entitled to renewal rights relative to ASI's private passenger auto book of business plus payment equal to the difference between .95 X earned premium for the period during which this Service is rendered and the fully developed Loss & ALAE amount as recorded on ASI's books for that same period plus 100% of Unallocated Loss Adjustment Expense (“ULAE”) for personal auto lines business as reserved on ASI's books at the close of the Transaction.

(III)
Kingsway IT Services: To the extent that Kingsway remains the bill to party for services required to support both Kingsway's and the Companies' information technology and related business functions (e.g., Verizon), actual expenses based on invoices will be split proportionately based on actual use.

(I)
Kingsway Tax Return Services: KFS shall be required to prepare the 2009 federal income tax returns of AIAI, ASI, ACIC, Southern United Fire Insurance Company (“SUFI”), and Southern United General Agency of Texas, Inc. (“SUGAT”) for inclusion in the 2009 Kingsway consolidated federal income tax return. KFS shall also be required to prepare the 2009 state income tax returns of AIAI, ASI, ACIC, SUFI and SUGAT that are to be included in any combined or unitary state income tax returns whereby KFS or one of its Affiliates is the parent. AIAI shall (or shall cause ASI, ACIC or other AIAI Affiliates to) be responsible for the preparation and filing of all other income tax and other types of tax or information returns of AIAI, ASI, ACIC, SUFI and SUGAT not mentioned in the first two sentences. The foregoing services shall be performed without charge to either party.

SCHEDULE 4.2
AIAI SERVICES

(I)
AIAI Accounting Services: AIAI and its Affiliates will provide under an Accounting Shared Services Agreement, support for Statutory accounting for KFS and certain U.S. Affiliates or subsidiaries, including the delivery of related data in agreed formats, on an ongoing basis until such time as it is mutually determined by both parties to be unnecessary. During the first ninety (90) days immediately following the Closing, AIAI will provide limited support for the transition of certain U.S. Affiliates or subsidiaries' actuarial processes. As consideration for this Service, KFS or its U.S. Affiliate for whom Service is rendered will reimburse AIAI or its subsidiary or Affiliate who performed by Service for actual costs, including but not limited to employee salaries and related expenses, incurred in providing this Service.

(II)
AIAI Claims Handling Services: AIAI, or its U.S. Affiliates or subsidiaries, will provide under an Underwriting & Claims Management Agreement to be incorporated in the future as Schedule 4.2(II), commercial auto policy administration, underwriting and claims handling support for Universal Casualty Company (“UCC”) relating to business written prior to and after the Closing until such time as all commercial auto policies are transitioned away from UCC either through renewal by an AIAI subsidiary, or non-renewal. As consideration for this Service, AIAI or its subsidiary or Affiliate who performed the Service will be entitled to renewal rights relative to UCC's commercial auto book of business plus 100% of ULAE for commercial auto lines business as reserved on UCC's books at the close of the Transaction.

(III)
AIAI Personnel and Payroll Support Services: The Companies will provide under a Personnel and Payroll Records Storage Agreement, personnel and payroll records support for records of former employees of KFS that worked at the Companies, including storage of such records, until such time as the minimum retention period for such records has expired under applicable law. As consideration for this Service, KFS will pay to the Companies a one-time fee of $100.00 at the close of the Transaction.

(IV)
AIAI IT Services: AIAI will provide to KFS and certain of its U.S. Subsidiaries or Affiliates limited IT Services to be mutually agreed, relating in particular to the ongoing use of, or transition from, IT infrastructure located at 150 Northwest Point Boulevard, Elk Grove Village, IL 60007. As consideration for this Service, KFS or its U.S. Affiliate for whom Service is rendered will reimburse AIAI or its subsidiary or Affiliate who performed the Service for actual costs, including but not limited to employee salaries and related expenses, incurred in providing this Service. Non-personnel costs (i.e., hardware, software, off-site storage) associated with these services will either be direct expense to KFS or a pass-through of actual expenses based on invoices (to the extent that any of these items are shared between AIAI and KFS, costs will be split proportionately based on actual use). Any special projects that would be above and beyond ordinary services (i.e., reconstructing servers, reconfiguring cubicles) will be billed hourly, based on actual personnel expense.

(V)	AIAI Tax Return Services: See KFS Tax Return Services in Schedule 3.2 to the Agreement.

(VI)
AIAI Additional Tax Services: After the Closing, AIAI shall (and shall cause its respective Affiliates, including AIAI, ASI, ACIC, Southern United Fire Insurance Company (“SUFI”), and Southern United General Agency of Texas, Inc. (“SUGAT”), to):

a.
Assist KFS in preparing (including, but not limited to, the preparation of work papers and schedules needed to prepare the 2009 income tax returns and assist KFS in accumulating the information necessary to calculate the tax basis in the stock of AIAI, ASI, ACIC, SUFI and SUGAT ) any federal or state income tax return for which KFS is responsible to prepare and file under this agreement and any amended returns or refund claims relating to federal or state income taxes for taxable periods ending on or before the Closing Date;

b.
Cooperate fully in preparing for any audits of, or disputes with tax authorities regarding any taxes of AIAI, ASI, ACIC,SUFI and SUGAT relating to any taxable period ending on or before the Closing Date or any taxable year or period beginning before and ending after the Closing Date (a “Straddle Period”);

c.
Make available to KFS as reasonably requested all information, records, and documents relating to taxes of AIAI, ASI, ACIC, SUFI and SUGAT for any taxable period ending on or before the Closing Date and any Straddle Period; and

d.
Retain or cause to be retained all books and records pertinent to AIAI, ASI, ACIC, SUFI and SUGAT for each taxable period ending on or before the Closing Date or any Straddle Period until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers thereof) and to abide by or cause compliance with all record retention agreements entered into by or on behalf of AIAI, ASI, ACIC, SUFI or SUGAT with any tax authority.

The foregoing services shall be performed without charge to either party, however, to the extent AIAI or an Affiliate incurs direct external cost in support of these AIAI Additional Tax Services, and provided that (i) AIAI has informed KFS prior to incurring such external cost, and (ii) AIAI or an Affiliate clearly did not have the ability to provide such service without incurring such external cost, KFS will reimburse AIAI for these costs.

SCHEDULE 11.1(f)
PERSONAL INFORMATION

1.
In this Agreement, “Personal Information” means information about an identifiable individual, but does not include the name, title or business address or telephone number of an employee of an organization.

2.	In performing the Services, each Party will treat any and all Personal Information that it receives from any other Party, including concerning any of such other Party's employees, as confidential and:

(a)	it will use or reproduce such Personal Information only to the extent necessary to fulfill its obligations under this Agreement;

(b)	it will limit access to such Personal Information to those of its employees and its subcontractors' employees who have a need to be familiar with it or have access to it;

(c)	it will advise its employees and its subcontractors' employees receiving such Personal Information of the confidentiality obligations assumed in this Agreement;

(d)
except in the circumstances described in Article 10 of the Agreement or as may be otherwise expressly provided for in this Schedule, it will not disclose such Personal Information to any third party without the prior written consent of such other Party;

(e)
it will take and reasonable precautions, and in any event not less than the precautions used to protect its own confidential information of like nature, to keep such Personal Information in the strictest confidence and to protect it from unauthorized access, collection, use, disclosure or disposal;

(f)
it will cease all use of such Personal Information and will return or destroy all such Personal Information, including any copies, at the direction of such other Party, upon the termination of this Agreement or upon request by such other Party. In the case of Personal Information in electronic form “destroy” means to use reasonable efforts to permanently delete such Personal Information from its information systems such that the Personal Information is not accessible in the ordinary course, however each Party recognizes that such electronic representations of Personal Information may continue to exist, subject to the terms hereof, in the other Parties' data system backup tapes, or similar storage media;

(g)
it will permit representatives of such other Party to review its processes in place for the handling of such Personal Information and to request that it make any changes (at such other Party's cost and expense) that such other Party, acting reasonably, considers necessary in order to protect the confidentiality of such Personal Information and that it will not unreasonably refuse any such requests by such other Party;

(h)
upon request, it will reasonably cooperate with such other Party in responding to any requests by individuals to allow access to, correct, block, suppress or delete any such Personal Information that it holds on behalf of such other Party;

(i)	if it becomes aware of a breach of any of the provisions of this Schedule, it will notify such other Party promptly in writing and take all reasonable measures to prevent further breaches;

(j)
it will not transfer such Personal Information outside of Canada, either physically or electronically without such other Party's prior written consent (provided that each Party acknowledges and approves such transfer to the extent such transfer is contemplated as part of the Services as such Services were provided immediately prior to Closing); and

(k)
it will reasonably cooperate with, and assist in, any investigation by such other Party or by any Governmental Authority, including the Office of the Privacy Commissioner of Canada, of a complaint that any such Personal Information has been collected, used or disclosed contrary to this Agreement or applicable Law.

3.
Each Party warrants that with respect to any and all Personal Information that it may disclose to another Party under this Agreement, it has, where required by applicable Law, obtained informed consent to such disclosure from the individual(s) whose Personal Information is being disclosed.

4.
Each Party's obligations concerning Personal Information under this Schedule are in addition to, and not in substitution for, any other obligations respecting confidentiality that may be contained in this Agreement.